EXHIBIT 99.1

                              For Immediate Release
                              ---------------------


Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer               Phone: 303-421-4063
randall.marx@arcwireless.net                        Fax:   303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net


           ARC WIRELESS SOLUTIONS AGREES TO SELL WINNCOM TECHNOLOGIES
                       SUBSIDIARY FOR $17 MILLION IN CASH

              TRANSACTION SUBJECT TO APPROVAL OF ARC'S SHAREHOLDERS

Wheat Ridge, Colorado August 2, 2006 - ARC Wireless Solutions, Inc. ("ARC") (OTCBB: ARCS) has entered into an agreement, subject to approval by ARC's Shareholders, to sell Winncom Technologies Corp., its wholly owned subsidiary, to a recently formed Irish entity for $17 million in cash. In 2005, Winncom accounted for approximately 82% of ARC's revenue and net assets and 50% of its net income. In 2000 ARC purchased Winncom for approximately $12.72 million, with the purchase price consisting of $6.72 million in cash and 6.9 million shares of ARC common stock.

The proceeds from the sale are intended to be used for future acquisitions and the expansion of ARC's existing Wireless Communications Solutions Division and Starworks Wireless subsidiary. "We intend to use the proceeds to pursue synergistic acquisition opportunities, to provide expansion capital to accelerate product development, and for other opportunities that our Board may determine to be in the best interests of our shareholders," stated Randall P. Marx, Chairman and CEO of ARC Wireless. "Although Winncom has been a valuable asset for us, the sale will allow us the opportunity to focus attention on the possibility of acquisitions of other businesses with their own core technologies," added Mr. Marx.

ARC is in the process of preparing a proxy statement to be filed with the Securities and Exchange Commission and subsequently mailed to all of its shareholders concerning the stockholder meeting at which the proposed transaction will be voted upon. The proxy statement will include notice of the date and time of the meeting, as well as a description of the matters to be voted upon. It is anticipated that the stockholders' meeting will be held within the next 90 days.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi(R) and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in

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Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com and www.starworkswireless.com.

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.

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